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                                                                  Exhibit 10.42

                                HADCO CORPORATION

                        EXECUTIVE INCENTIVE COMPENSATION
                               DEFERRED BONUS PLAN

     This Executive Incentive Compensation Deferred Bonus Plan is established by HADCO Corporation to provide incentive to key executives who contribute to the profits of the corporation by their ability, industry, loyalty or exceptional service, through making them participants in its success.

     SECTION 1: ELIGIBILITY TO PARTICIPATE. Participants in this Plan shall be active employees of HADCO Corporation (the "Corporation") or its subsidiaries or affiliates who are employed in an executive or managerial capacity and who are designated to receive incentive compensation awards under the Corporation's executive incentive compensation program, as determined by the Compensation Committee of the Board of Directors of the Corporation (the "Committee").

     SECTION 2. DETERMINATION AND PARTIAL DEFERRAL OF INCENTIVE COMPENSATION. The Committee shall determine for each fiscal year of the Corporation the amount of incentive compensation to be awarded to each of the Corporation's designated key executives, in accordance with criteria established by the Committee and approved by the Board of Directors as part of the Corporation's executive incentive compensation program.

     Payment of sixty percent (60%) of the amount of incentive compensation awarded to each designated key executive for each year shall be made in a lump sum as soon as practicable after date the award is declared. Payment of the remaining forty percent (40%) of such incentive compensation award (referred to herein as the "deferred bonus amount") shall be made in three equal installments over a period of three years, subject to and in accordance with the provisions of this Plan.

     SECTION 3. NOTIFICATION AND DESIGNATION OF BENEFICIARIES. Each designated key executive who is awarded incentive compensation under HADCO Corporation's executive incentive compensation program for any year shall be notified by the Corporation of such award and of his participation in this Plan for such year. Each participant shall file with the Corporation a written designation of beneficiary or beneficiaries to receive any amounts payable with respect to the participant in the event of his death, which designation may be changed from time to time by the filing of a written designation naming a new beneficiary or beneficiaries. If a participant dies without designating a beneficiary, or if the designated beneficiary is not then in existence, any amounts payable with respect to the participant shall be paid to the participant's estate.


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SECTION 4: ACCOUNTS.
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     4.1  The Corporation shall maintain an account for each participant in this Plan, which shall be credited with the participant's deferred bonus amount and the amount of any deemed interest pursuant to subsection 4.2 and debited for any distributions to the participant pursuant to Section 5. No money shall actually be allocated to any account, as such accounts shall be of a memorandum nature maintained by the Corporation for accounting purposes and shall not be representative of any identifiable assets.

     4.2 The undistributed portion of each account shall be deemed to earn interest in arrears annually at an interest rate one point above the prime rate as published in the WALL STREET JOURNAL for the last business day of the previous fiscal year. Interest shall be determined from the last day of the fiscal year for which the incentive compensation award was made to the close of the next fiscal year of the Corporation or, if earlier, to the close of the fiscal year immediately preceding the date of distribution of all or part of a participant's deferred bonus amount (except as provided in subsection 5.4 in the event of a distribution on account of death, disability or retirement). Interest shall be credited to each participant's account annually.

     4.3 The Corporation shall furnish to each participant a statement of amounts credited to or debited from his account during each fiscal year, within ninety (90) days after the end of the calendar year in which such fiscal year ends.

SECTION 5: DISTRIBUTIONS.
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     5.1  The first installment of a participant's deferred bonus amount for any fiscal year of the Corporation, plus interest determined pursuant to subsection 4.2, shall be paid as of the last day of the first fiscal year following the fiscal year for which the award was declared, and the second and third installments respectively, plus interest determined pursuant to Section 4.2, shall be paid as of the last day of the second and third fiscal years following the fiscal year for which the award was declared; provided, however, that in each case the participant is then employed by the Corporation or any subsidiary.

     5.2 If a participant voluntarily terminates his employment with the Corporation or any subsidiary without the prior consent of the chief executive officer of the Corporation, other than by reason of his retirement at or after the normal retirement data as described in the HADCO Corporation Retirement Plan, he shall forfeit any remaining unpaid installments of his deferred bonus amount and any deemed interest credited to his account. If the participant is the chief executive officer of the Corporation, such forfeiture shall occur if he voluntarily terminates his employment with the Corporation or any subsidiary without the prior consent of the Board of Directors of the Corporation, other than by reason of his retirement at or after the normal retirement date as described in the HADCO Corporation Retirement Plan.




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     5.3   If a participant is involuntarily terminated from employment, other than by reason of his death or disability, he shall forfeit any remaining unpaid installments of his deferred bonus amount and deemed interest credited to his account; provided, however, in unusual circumstances or upon recommendation of management, the chief executive officer of the Corporation may waive the forfeiture in whole or in part and may determine the manner in which any further distributions are to be made. If the involuntarily terminated participant is the chief executive officer of the Corporation, the decision to waive the forfeiture and the determination of the manner in which any further distributions are to be made shall be made by the Board of Directors of the Corporation.

     5.4 If the termination of employment of a participant is due to the death or disability of the participant, or from retirement at or after the normal retirement date as described in the HADCO Corporation Retirement Plan, the balance of the participant's deferred bonus amount plus interest determined to the date of death, disability or retirement, as the case may be, shall be paid to the participant or his designated beneficiary or beneficiaries as soon as practicable after the event giving rise to the termination. For purposes hereof, the definition of "disability" as set forth in the HADCO Corporation Retirement Plan shall apply.

SECTION 6: MISCELLANEOUS PROVISIONS RELATING TO PAYMENTS.
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     6.1  No participant shall have any option or right to choose the amounts of dates of payment of distributions payable to him under this Plan.

     6.2 All payments under this Plan shall be made from the general assets of the Corporation and no assets shall be segregated or placed in trust for the purpose of funding such payments. Participants under this Plan shall have the status of general unsecured creditors of the Corporation.

     6.3 No participant or beneficiary shall have the right to alienate, anticipate, pledge, encumber or assign any of the payments which he may expect to receive, contingently or otherwise, under this Plan, and no payments or rights of any participant or beneficiary shall be subject to attachment, garnishment or other legal or equitable process available to any creditor.

     6.4 The Corporation shall have the right to accelerate the payment of any distributions payable under this Plan.

     6.5 The Corporation shall have the right to withhold from any distributions under this Plan the amount of any federal, state or local withholding taxes due with respect to such distribution, as well as the employee's share of any payroll taxes relating thereto.




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     SECTION 7: ADMINISTRATION OF PLAN. All determinations, decisions and directions made or given by the Board of Directors or the Committee under or with respect to this Plan shall be final and conclusive. The determination of the Board of Directors or the Committee on any question concerning or involving the interpretation and administration of this Plan shall be final and conclusive, and nothing in the Plan shall be deemed to give any officer or employee of the Corporation, his legal representatives or assigns, any right to participate in the Corporation's executive incentive compensation program or this Plan except to the extent, if any, that the Committee may have determined or approved. The Board of Directors, in passing on the matters which it is required to approve, may in its discretion rely upon the recommendations made by the Committee with respect thereto.

     SECTION 8: AMENDMENT OR TERMINATION. The Board of Directors may, from time to time, amend, suspend or terminate, in whole or in part, any or all of the provisions of the Plan; provide, however, that no amendment, suspension or termination shall reduce the right of any participant to receive distributions of amounts awarded to him prior to the effective date of such amendment, suspension or termination. Notice of any amendment, suspension or termination of the Plan shall be given to each participant who is affected thereby. This Plan may also be terminated in the event of the bankruptcy, insolvency, reorganization or winding up of the affairs of the Corporation.

SECTION 9: GENERAL.
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     9.1  This Plan shall be governed by and interpreted under the laws of the
Commonwealth of Massachusetts.

     9.2 This Plan shall not be interpreted to constitute a contract of employment and nothing herein shall give any participant or employee the right to remain in the employ of the Corporation or its subsidiaries or affiliates, or interfere with the Corporation's right to terminate his employment at any time.

     9.3 No member of the Board of Directors or of the Committee shall be liable, in respect to this Plan, for any act, whether of commission or omission, taken by any other member or by any officer, agent or employee of the Corporation or its subsidiaries or affiliates nor, except in circumstances involving his own bad faith, for anything done or omitted to be done by him.

     9.4 It is intended that distributions under this Plan will be taxable income to the participants in the calendar year in which they are made. However, neither the Corporation, the Committee nor any employee, officer or agent thereof guarantees that any particular federal, state or local tax consequences will occur as a result of participation in this plan and each participant shall be responsible for the tax consequences to him of participating in this Plan. Notwithstanding the preceding sentence, if the Internal Revenue Service shall at any time interpret this Plan to be ineffective with regard to the deferral of a participant's income, and that interpretation becomes final and unappealable, then the Corporation shall




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distribute to the participant from the unpaid portion of his deferred bonus amount an amount equal to such income tax liability (but not more than the remaining unpaid portion of his deferred bonus amount). Any remaining portion of the deferred bonus amount shall continue to be subject to the remaining provisions of this Plan.

     SECTION 10. EFFECTIVE DATE. This Plan shall be effective commencing with incentive compensation awards made with respect to the Corporation's fiscal year ending October 26, 1996 and continuing for each fiscal year thereafter until terminated as provided herein.

     IN WITNESS WHEREOF, this Plan has been adopted by the Board of Directors of HADCO Corporation this 17th day of May 1996.




                                             HADCO CORPORATION, a Massachusetts
Attest:                                      corporation



/s/ James C. Hamilton                        By: /s/ Andrew E. Lietz
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James C. Hamilton, Clerk                         ITS DULY AUTHORIZED PRESIDENT





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